                                                                   EXHIBIT 10(a)


                                 EMPLOYMENT AGREEMENT


               THIS AGREEMENT, dated as of January 6, 1999, by and between THE ST. PAUL COMPANIES, INC., a Minnesota corporation (the "Company"), and James E. Gustafson (hereinafter called the "Executive").

               WHEREAS, the Company desires to employ the Executive and the Executive is willing to serve as an employee of the Company, subject to the terms and conditions of this Agreement;

               NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the parties hereto agree as follows:


Section 1.     EMPLOYMENT

               During the Term of Employment, as defined in Section 2 hereof, the Company shall employ the Executive, and the Executive shall perform services for the Company, on the terms and conditions set forth in this Agreement.

Section 2.     TERM OF EMPLOYMENT

               The Term of Employment of this Agreement shall be the period commencing January 30, 1999 (the "Commencement Date") and ending on December 31, 2002; PROVIDED, that commencing on January 1, 2001 and on each subsequent January 1, the Term of Employment shall automatically be extended for an additional year, unless, no later than 90 days before each such anniversary, either party provides notice to the other party of an intention not to extend, and PROVIDED FURTHER, that the Term of Employment and this Agreement may be sooner terminated if the Executive's employment is terminated pursuant to Section 7 hereof.

Section 3.     DUTIES

               During the Term of Employment, the Executive shall serve as the President and Chief Operating Officer of the Company and shall have such duties and responsibilities as are assigned to him by the Chairman and Chief Executive Officer of the Company and/or the Board of Directors of the Company (the "Board"). The Executive shall report directly to the Chairman and Chief Executive Officer of the Company. The Executive shall be elected as a member of the Board as of the Commencement Date and shall serve on the Board during the Term of Employment.

Section 4.     CASH AND CERTAIN STOCK BASED COMPENSATION

               (a) BASE SALARY. The Executive shall receive, as compensation for his duties and obligations to the Company, a salary at the annual rate of $850,000. Executive's annual salary shall be payable in substantially equal installments in accordance with the Company's payroll practice. The Board shall review the annual salary annually and in light of such review may, in its discretion, increase such base annual salary taking into account any change in Executive's then responsibilities, performance by the Executive, and other pertinent factors. (Such base annual salary, as it may be increased from time to time, is referred to hereinafter as the "Base Salary".)

               (b) ANNUAL BONUS. The Executive shall be eligible for an annual cash bonus pursuant to the terms of the Company's incentive plans for each fiscal year of the Company during the Term of Employment with a target level of 85% of Base Salary, as determined by the Compensation Committee of the Board (the "Compensation Committee").

               (c) INCENTIVE AWARDS. The Company shall grant the Executive on the Commencement Date options to purchase 375,000 shares of the Company's common stock (the "Performance Stock Options") pursuant to the terms of the Company's 1994 Stock Incentive Plan (the "1994 Plan"). Except as otherwise provided herein, if the Executive remains an employee of the Company until at least December 2, 2000, (i) 50% of the

Performance Stock Options shall vest on the later of such date or the date the daily closing price of the Company's common stock on the New York Stock Exchange during any 20 consecutive trading days exceeds $50 per share and (ii) an additional 50% of the Performance Stock Options shall vest on the later of December 2, 2000 or the date the daily closing price of the Company's common stock on the New York Stock Exchange during any 20 consecutive trading days exceeds $55 per share. To the extent that the Performance Stock Options either have not become exercisable or have not been exercised by the Executive on or prior to December 1, 2001, such Performance Stock Options shall expire.

               In addition, on the Commencement Date, the Company shall make an award of 30,000 shares of restricted stock pursuant to the terms of the 1994 Plan (the "Restricted Stock"). The Restricted Stock shall vest in three equal installments commencing on the first anniversary of the Commencement Date (and all restrictions on such portion of the Restricted Stock shall then lapse, other than as required by applicable law) if the Executive is employed by the Company on such anniversary; provided, however, that all such Restricted Stock may vest at an earlier date as specified in this Agreement.

Section 5.     OTHER BENEFIT AND COMPENSATION PROGRAMS AND PLANS

               (a) EMPLOYEE BENEFIT PROGRAMS. During the Term of Employment, the Executive shall be entitled to participate in all employee benefit programs of the Company in effect from time to time for employees and senior executive officers of the Company.

               (b) EXECUTIVE COMPENSATION PLANS. In addition to the compensation, the Performance Stock Options and the Restricted Stock provided for in Section 4 hereof and the employee benefit programs provided for in paragraph (a) of this Section, the Executive shall be entitled to participate in the Company's executive compensation plans, as presently in effect or as they may be modified or added to by the Company from time to time. It is expected that the annual target grant of stock options would cover 130,000 shares of the Company's common stock and that the first grant thereof would be made in February or March of 1999 when grants are generally made to other senior executives of the Company.

               (c) VACATIONS AND SICK LEAVE. The Executive shall be entitled to vacation and sick leave each year, in accordance with the Company's policies in effect from time to time, provided, however, that the Executive shall be entitled to a minimum of five weeks vacation per year.

               (d) EXPENSES. The Company shall reimburse the Executive for reasonable expenses and disbursements in carrying out his duties and responsibilities under this Agreement, in accordance with the Company's established policies.

               (e) PENSION CREDIT. For purposes of the calculations of pension benefits under the Company's Benefit Equalization Plan, the Company shall credit the Executive with five years of service as of the Commencement Date. The Executive shall be fully vested in the benefits accrued under the Company's Benefit Equalization Plan during the Term of Employment.

               (f) LEVERAGED STOCK PURCHASE PROGRAM. As soon as practicable following the Commencement Date, the Company shall provide the Executive with an opportunity to participate in the Company's Special Leveraged Stock Purchase Program for the purpose of purchasing shares of the common stock of the Company, subject to a maximum loan amount of $2,500,000.


Section 6.     PAYMENTS RELATING TO CHANGE OF EMPLOYMENT

               (a) CASH BONUS. In consideration of the Executive's entering into this Agreement and serving as an employee of the Company, within five days from the Commencement Date, the Company will pay the Executive the sum of $1,000,000 to replace the estimated 1998 incentive award to which the Executive would have been entitled had he continued in employment with his prior employer.

               (b) EQUITY AWARDS. In addition, in consideration of the Executive's entering into this Agreement and serving as an employee of the Company, on the Commencement Date the Company shall grant the Executive (i) options to purchase 125,000 shares of the Company's common stock (the "Replacement Stock Options") pursuant to the terms of the 1994 Plan which shall vest in full as of the first anniversary of the Commencement Date and (ii) 85,000 shares of restricted stock pursuant to the terms of the 1994 Plan (the "Replacement Restricted Stock") which shall vest in full on the third anniversary of the Commencement Date (and all restrictions on such Replacement Restricted Stock shall then lapse, other than as required by applicable law) in each case if the Executive is then employed by the Company; provided, however, that all such Replacement Stock Options and Replacement Restricted Stock may vest at an earlier date as specified in this Agreement.

               (c) SUPPLEMENTAL RETIREMENT BENEFITS. The Executive represents that he may be entitled to certain benefits under the Supplemental Benefit Equalization Plan of his prior employer. In the event that the prior employer refuses to pay all or a portion of such benefits to the Executive or contests the Executive's entitlement to such benefits, the Company shall reimburse Executive on a current basis for all reasonable legal fees and expenses, if any, incurred by the Executive in seeking to enforce his rights to payments of such benefits.


Section 7.     TERMINATION

               (a) TERMINATION FOR CAUSE. In order to terminate the employment of Executive for Cause, the Company must deliver to Executive a Notice of Termination given within ninety (90) days after the Board both (i) has actual knowledge of conduct or an event allegedly constituting Cause, and (ii) has reason to believe that such conduct or event could be grounds for Cause. For purposes of this Agreement a "Notice of Termination" shall mean a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the membership of the Board, excluding Executive, at a meeting called for the purpose of determining that Executive has engaged in conduct which constitutes Cause (and at which Executive had a reasonable opportunity, in consultation with his counsel, to be heard before the Board prior to such vote).

               For purposes of this Agreement "Cause" shall mean (A) the Executive is convicted of, or has plead guilty or NOLO CONTENDERE to, a felony involving intentional conduct; (B) the Executive is convicted of, or has plead guilty or NOLO CONTENDERE to any lesser crime or offense involving the illegal use or conversion of property of the Company or its subsidiaries; (C) the willful and continued failure by the Executive to perform substantially his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness or Disability) after a demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties and which provides the Executive with an opportunity to cure by substantially performing his duties; (D) the Executive engages in willful misconduct in carrying out his duties with the Company (which shall not be deemed to include any action taken by the Executive in good faith in the best interest of the Company); or (E) the Executive engages in actions in his business or personal life which demonstrably harm the reputation or damage the good name of the Company.

               In the event of termination of the Executive's employment by the Company for Cause, the Executive shall only be entitled to:

               (w) any accrued but unpaid Base Salary through his date of termination;

               (x)  any earned but unpaid bonus from a prior fiscal year;

               (y) reimbursement of reasonable business expenses incurred prior to the date of termination; and

               (z) other or additional benefits, if any, in accordance with (i) the applicable employee benefit programs of the Company referred to in
     Section 5(a) and (ii) Section 6(c).

               (b) DEATH OR DISABILITY. In the event of the death or Disability of the Executive, the Executive's employment shall be terminated as of the date of such death or Disability and the Executive, or the Executive's estate or legal representative, as appropriate, shall be entitled to the amounts referred to in paragraph (a) of this Section, together with (x) any applicable amounts under the Company's executive compensation plans referred to in Section 5(b) and (y) full vesting in the Replacement Stock Options and Replacement Restricted Stock referred to in
Section 6(b). In addition, in the event of the Executive's Disability, the Executive shall receive service credit under the Company's Benefit Equalization Plan from the date of his termination of employment pursuant to this Section 7(b) through the end of the Term of Employment (determined as if no extensions thereof occurred after such termination of employment).

               For purposes of this Agreement, "Disability" shall mean "total and permanent disability", as defined in the Company's long-term disability plan for senior executives (or such other Company-provided long-term disability benefit plan sponsored by the Company in which Executive participates at the time the determination of Disability is made).

               (c) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Company should terminate the Executive's employment other than for Cause, or in the event the Executive terminates employment for Good Reason, the Company shall pay the Executive, in a lump sum within ten (10) days following his termination of employment, an amount equal to three times the sum of (i) the Executive's highest Base Salary during the 12-month period prior to his termination of employment and (ii) the average of the annual bonus payable to the Executive for each of the two fiscal years of the Company (or the bonus for the 1999 fiscal year if the Executive's employment is terminated prior to December 31, 2000) during the Term of Employment preceding the fiscal year in which his termination of employment occurs; provided, however, that in the event that the Executive's employment is terminated pursuant to this Section 7(c) prior to December 31, 1999, the Executive's target bonus in the year of termination shall be substituted for purposes of this clause (ii). The Executive shall also be entitled to:

               (A)  the amounts referred to in paragraph (a) of this Section;

               (B) any applicable amounts to which he is entitled under the Company's executive compensation plans referred to in Section 5(b) including the full vesting of annual stock options granted to the Executive after the date hereof;

               (C) continued participation in the medical, dental, hospitalization and group life insurance coverage plans of the Company ("Welfare Plans") in which he was participating on the date of the termination of his employment until the earlier of:

               (x) the end of the 36-month period following his termination of employment; and

               (y) the date, or dates, he receives coverage and benefits under the plans and programs of a subsequent employer;

PROVIDED, HOWEVER, if the Executive cannot continue to participate in the Company's Welfare Plans, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation has been permitted; and PROVIDED FURTHER, HOWEVER, nothing herein shall be deemed to limit any amounts or benefits to which the Executive is otherwise entitled under the terms of any benefit plans of the Company as in effect from time to time;

               (D) Full vesting in the Replacement Stock Options and the Replacement Restricted Stock referred to in Section 6(b);

               (E) Full vesting of the Restricted Stock referred to in Section 4(c);

               (F) The Performance Stock Options referred to in Section 4(c) shall become exercisable by the Executive on December 2, 2000 (but not prior thereto) (i) with respect to 50% of such Performance Stock Options if the $50 target price referred to in Section 4(c) has been achieved prior to the Executive's termination of employment and (ii) with respect to the remaining 50% of such Performance Stock Options if the $55 target price referred to in Section 4(c) has been achieved prior to the Executive's termination of employment; provided, however, that all other terms and conditions applicable to the grant of the Performance Stock Options shall continue to apply; and

               (G) The Executive shall receive outplacement services at the Company's expense for a period of up to one year following the date of termination of employment in accordance with the policies of the Company as in effect from time to time.

               Executive must, within ninety (90) days after the Executive has actual knowledge of the occurrence of an event or circumstances which would give him reason to believe constitutes Good Reason, give thirty (30) days prior written notice of his intent to terminate employment for Good Reason which notice sets forth the event or circumstances believed to constitute Good Reason. Upon receipt of such notice, the Company shall have ten (10) days to cure its conduct, to the extent such cure is possible.

               For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express written consent):

               (i) a reduction in the amount of the Executive's then current Base Salary;

               (ii) (A) the removal of or failure to elect or reelect the Executive as President or Chief Operating Officer of the Company prior to May 7, 2002 (other than for Cause or as a result of the election of the Executive as Chairman or Chief Executive Officer of the Company), or (B) the failure by the Company to elect the Executive as Chairman or Chief Executive Officer of the Company on May 7, 2002 or on an earlier date in the event that the current Chairman and Chief Executive Officer of the Company is no longer serving in such capacities, it being understood that if the current Chairman and Chief Executive Officer continues to serve as Chairman in the Board's discretion, the Executive shall have Good Reason hereunder if he is elected to serve as Chief Executive Officer.

               (iii) the assignment to the Executive of duties or responsibilities which are materially inconsistent with his then current position; and

               (iv) any requirement by the Company that the Executive relocate to Company headquarters which are more than 50 miles from where such headquarters are located on the Commencement Date.

               (d) TERMINATION WITHOUT GOOD REASON. In the event of a termination of employment by the Executive without Good Reason (other than a termination due to death or Disability), the Executive shall have the same entitlements as provided in paragraph (a) of this Section for termination for Cause.

               (e) CHANGE IN CONTROL. In the event of a Change in Control of the Company (as such term is defined in the Company's Special Severance Policy (the "Policy"), the Executive shall be entitled to the benefits provided under the Policy if his employment terminates under the circumstances provided under the Policy or the severance compensation and benefits provided in Section (c) of this Section, whichever is greater. Notwithstanding anything contained in the Policy to the contrary, if the Executive is required, pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), to pay (through withholding or otherwise) an excise tax on "excess parachute payments" (as defined in Section 280G of the Code) by reason of the Change in Control of the Company, the Company shall pay the Executive the minimum amount necessary to place the Executive in the same after-tax financial position that he would have been in if he had not incurred any excise tax liability under Section 4999 of the Code.


Section 8.     NO MITIGATION

               The Executive shall not be required to mitigate the amount of any payments or benefits provided for in Section 7(c) or 7(e) hereof by seeking other employment or otherwise and no amounts earned by the Executive shall be used to reduce or offset the amounts payable hereunder, except as otherwise provided in Section 7(c).


Section 9.     NONCOMPETITION AND NONSOLICITATION

               (a) The Executive hereby covenants and agrees that at no time during the period of his employment nor for a period of two years following the termination thereof for any reason will he, without the prior written consent of the Board, for himself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), provide consulting services to, be employed by, or own, manage, operate or control any business which is in competition with a business engaged in by the Company or any of its subsidiaries or affiliates in any state of the United States or in any foreign country in which any of them are engaged in business at the time of such termination of employment for as long as they carry on a business therein. Notwithstanding the preceding sentence, the Executive shall not be prohibited from owning less than five (5%) percent of any publicly traded corporation, whether or not such corporation is in competition with the Company.

               (b) The Executive hereby covenants and agrees that, at all times during the period of his employment and for a period of two years immediately following termination for any reason, the Executive shall not, without the prior written consent of the Board, solicit or take any action to cause the solicitation of any person who as of that date was a client, customer, policyholder, vendor, consultant or agent of the Company to discontinue business, in whole or in part with the Company.

               (c) The Executive hereby covenants and agrees that, at all times during the period of his employment and for a period of one year immediately following the termination thereof for any reason, the Executive shall not, without the prior written consent of the Board, employ or seek to employ any person employed at that time by the Company or any of its subsidiaries, or otherwise encourage or entice such person or entity to leave such employment.

               (d) Notwithstanding the foregoing, paragraphs (a), (b) and (c) of this Section 9 shall not apply to the Executive in the event that the Executive's employment is terminated for any reason within the two-year period following a Change in Control of the Company, within the meaning of the Policy referred to in Section 7(e).

               (e) It is the intention of the parties hereto that the restrictions contained in this Section be enforceable to the fullest extent permitted by applicable law. Therefore, to the extent any court of competent jurisdiction shall determine that any portion of the foregoing restrictions is excessive, such provision shall not be entirely void, but rather shall be limited or revised only to the extent necessary to make it enforceable. Specifically, if any court of competent jurisdiction should hold that any portion of the foregoing description is overly broad as to one or more states of the United States or one or more foreign jurisdictions, then that state or states or foreign jurisdiction or jurisdictions shall be eliminated from the territory to which the restrictions of paragraph (a) of this Section applies and the restrictions shall remain applicable in all other states of the United States and foreign jurisdictions.


Section 10.    CONFIDENTIAL INFORMATION

               The Executive agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Company, its subsidiaries and affiliates, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company, its subsidiaries and affiliates learned by him from the Company or any such subsidiary or affiliate or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside the Company or any of its subsidiaries or affiliates, whether during or after his period of service with the Company, except (i) as such disclosure may be required or appropriate in connection with his work as an employee of the Company or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information. The Executive agrees to give the Company advance written notice of any disclosure pursuant to clause (ii) of the preceding sentence and to cooperate with any efforts by the Company to limit the extent of such disclosure. Upon request by the Company, the Executive agrees to deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all Company, subsidiary or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company's or any subsidiary's or affiliate's business and all property of the Company or any subsidiary or affiliate associated therewith, which he may then possess or have under his direct control, other than personal notes, diaries, rolodexes and correspondence.


Section 11.    REMEDY

               Should the Executive engage in or perform, either directly or indirectly, any of the acts prohibited by Sections 9 or 10 hereof, it is agreed that the Company shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining the Executive and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedy available to the Company shall not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.


Section 12.    ARBITRATION.

               Any dispute among the parties hereto, except as provided by
Section 11 of this Agreement, shall be settled by final and binding arbitration in Minneapolis/St. Paul, Minnesota, in accordance with the then effective rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereover.


Section 13.    SUCCESSORS AND ASSIGNS

               This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive (except by will or by operation of the laws of intestate succession) or by the Company except that the Company shall be required to assign this Agreement to any successor (whether by purchase or otherwise) to all or substantially all of the assets or businesses of the Company, unless otherwise requested by the Executive.

Section 14.    REPRESENTATIONS

               The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any material agreement to which it is a party or by which it is bound. The Executive represents that he is not a party or bound by any agreement that would be violated by the performance of his obligations under this Agreement.


Section 15.    GOVERNING LAW

               This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota, without reference to rules relating to conflicts of law.


Section 16.    ENTIRE AGREEMENT

               This Agreement constitutes the full and complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements as to employment of the Executive by the Company. This Agreement cannot be amended, changed, modified or terminated without the written consent of the parties hereto.


Section 17.    WAIVER OF BREACH.

               The waiver by either party of a breach of any term of this Agreement shall not operate nor be construed as a waiver of any subsequent breach thereof. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

Section 18.    SURVIVORSHIP

               The respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.


Section 19.    NOTICES

               Any notice, report, request or other communication given under this Agreement shall be written and shall be effective upon delivery personally or when sent by certified or registered mail, postage prepaid, return receipt requested.

               Unless otherwise notified by any of the parties, notices shall be sent to the parties as follows:

               To the Company:

               The St. Paul Companies, Inc.
               385 Washington Street
               St. Paul, Minnesota 55102

               Attention:  General Counsel


               With a copy to:

               The St. Paul Companies, Inc.
               385 Washington Street
               St. Paul, Minnesota 55102

               Attention:  Senior Vice President, Human Resources


               To the Executive:

               James E. Gustafson
               4292 North Pine Valley
               Lecanto, Florida 32661

Section 20.    SEVERABILITY

               If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.


Section 21.    HEADINGS

               The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.


Section 22.    COUNTERPARTS

               This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              THE ST. PAUL COMPANIES, INC.


                              By: /s/ Douglas W. Leatherdale
                                 ---------------------------------
                                 Douglas W. Leatherdale


                              /s/ James E. Gustafson
                              ------------------------------------
                              James E. Gustafson